Exhibit 2.1

FIRST AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is entered into as of January 4, 2006, by and among NEON Systems, Inc., a Delaware corporation, (the “Company”) and CSFT Holdings, Inc. (f/k/a ClientSoft, Inc.) (“CSFT”).  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Registration Rights Agreement, dated as of December 13, 2004 (the “Agreement”), by and among the Company and CSFT.

RECITALS

A.                    The Company and CSFT are parties to the Agreement.

B.                    CSFT is the only Holder.

C.                    The Company and CSFT desire to amend the Agreement as set forth herein.

In consideration of the foregoing, the parties hereto agree that the Agreement shall be amended as follows:

1.     Section 2 of the Agreement shall be amended and restated to read as follows:

“2.           Shelf Registration.  The Company agrees that it shall use its commercially reasonable efforts to prepare and cause to be filed with the SEC on or before February 15, 2006 a registration statement on Form S-3, or if the Company is not eligible to use Form S-3 for the registration of a secondary offering, on such form as may then be available to the Company (the “Shelf Registration”) under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Registrable Shares.  The Company shall use commercially reasonable efforts thereafter to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable, including, without limitation, responding as promptly as practicable to any comments of the staff of the SEC.  The Company shall request acceleration of the effectiveness of the Shelf Registration as promptly as practicable following the notification of the Company in writing by the staff of the SEC that it does not have any further comments to the Shelf Registration, and such request for acceleration shall specify a date of effectiveness that is no more than three (3) business days after the date such request is filed.  Subject to Sections 3 and 4, the Company shall use commercially reasonable efforts to keep the Shelf Registration continuously effective until the earlier to occur of (A) the Termination Date and (B) the first date on which no Registrable Shares originally covered by the Shelf Registration shall constitute Registrable Shares.  The Shelf Registration shall state, to the extent permitted by Rule 416 under the Securities Act, that it also covers such indeterminate number of additional shares of Company

Common Stock as may become issuable upon the exercise of the Warrant pursuant to its terms in order to prevent dilution resulting from stock splits, stock dividends or similar events.”

2.     This Amendment shall be effective only upon the Company entering into a definitive agreement on or before December 31, 2005, pursuant to which, subject to the conditions contained therein (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, (ii) the Company would be merged or consolidated with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or (iii) the Company would sell all or substantially all of its assets.

3.     CSFT represents and warrants that it has not transferred, assigned or sold the Warrant or any interest therein.

4.     Each of the Company and CSFT waives any breach by the other party of the Agreement occurring on or before the date of this Amendment, and releases the other party from any and all damages that may have arisen out of such breach.

5.     Except as specified in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.

6.     This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law.

7.     This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY:

NEON SYSTEMS, INC.

By:	/s/ Brian D. Helman
Brian D. Helman, Chief Financial Officer

CSFT:

CSFT HOLDINGS, INC. (F/K/ACLIENTSOFT, INC.)

By:	/s/ William W. Wilson, III
William W. Wilson, III
President, Chief Executive Officer and
Assistant Secretary